EXHIBIT 12.1

United Defense Industries, Inc.

Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to
Combined Fixed Charges and Preferred Stock Dividends

	Fiscal years ended December 31,					For the three months ended March 31,

	1998	1999	2000	2001	2002	2002	2003

	($ in thousands)
Fixed charges:
Interest expense	$46,495	$33,044	$25,826	$52,794	$31,194	$5,945	$6,713
Finance cost amortization	5,660	5,791	2,759	3,938	3,414	680	775
Rental expense interest factor (1)	4,050	3,720	4,260	4,050	5,460	1,043	1,655

Total fixed charges	$56,205	$42,555	$32,845	$60,782	$40,068	$7,668	$9,143

Earnings:
Income before income taxes and extraordinary item(2)	$(116,757)	$5,584	$24,845	$14,676	$149,735	$21,768	$63,965
Earnings related to investments in foreign affiliates	(1,647)	(1,639)	1,262	(10,156)	(13,874)	(904)	(5,549)
Distributions related to investments in foreign affiliates	20,479	12,279	1,790	2,765	5,907	5,701	19,482
Fixed charges	56,205	42,555	32,845	60,782	40,068	7,668	9,143

Total earnings	$(41,720)	$58,779	$60,742	$68,067	$181,836	$34,223	$87,041

Ratio of earnings to fixed charges:
Earnings	$(41,720)	$58,779	$60,742	$68,067	$181,836	$34,233	$87,041
Fixed charges	$56,205	$42,555	$32,845	$60,782	$40,068	$7,668	$9,143
Ratio	(0.74)	1.38	1.85	1.12	4.54	4.46	9.52

Ratio of earnings to combined fixed charges and preferred stock dividends:
Earnings	$(41,720)	$58,779	$60,742	$68,067	$181,836	$34,233	$87,041
Fixed charges	$56,205	$42,555	$32,845	$60,782	$40,068	$7,668	$9,143
Ratio	(0.74)	1.38	1.85	1.12	4.54	4.46	9.52

(1)	Represents the component of rent expense believed by management to be representative of the interest factor (thirty percent of rent expense).

(2)	Effective January 1, 2003, we adopted FASB Statement No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections.” Accordingly, any gain or loss on extinguishment of debt that was previously classified as an extraordinary item in any of the periods presented above that does not meet the criteria in APB 30 for classification as an extraordinary item has been reclassified to income (loss) before income taxes and extraordinary items, in connection with the preparation of our financial statements for the three months ending March 31, 2003 and thereafter and is reflected in the earnings used to calculate the ratios shown above.